GUARANTEE AND COLLATERAL AGREEMENT

dated as of December 3, 2012

among

OPTOS CAPITAL PARTNERS, LLC, MDT LABOR, LLC, FOCUS FIBER SOLUTIONS, LLC, JUS
-COM, INC., CMK RESOURCE GROUP, LLC and TOWNSEND CAREERS, LLC,

as Borrowers,

FOCUS VENTURE PARTNERS, INC.

as Guarantor,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

THE OTHER PARTIES HERETO,

as Grantors,

and

ATALAYA ADMINISTRATIVE LLC,

as Administrative Agent

GUARANTEE AND COLLATERAL AGREEMENT

Guarantee and Collateral Agreement, dated as of December 3, 2012 (this “Agreement”), made by each signatory hereto (together with any other Person that becomes a party hereto as provided herein, “Grantors”), in favor of ATALAYA ADMINISTRATIVE LLC, in its capacity as administrative agent ("Agent") for all Lenders party to the Credit Agreement (as hereafter defined).

RECITALS

A.           Lenders have severally agreed to extend credit to Borrowers pursuant to the Credit Agreement. Each Borrower is affiliated with each other Grantor. The proceeds of credit extended under the Credit Agreement will be used in part to enable Borrowers to make valuable transfers to Grantors in connection with the operation of their respective businesses. Each Borrower and the other Grantors are engaged in interrelated businesses, and each Grantor will derive substantial direct and indirect benefit from extensions of credit under the Credit Agreement.

B.           Each Borrower is a direct or indirect Subsidiary of Focus Venture Partners, Inc., a Nevada corporation ("Guarantor"). Guarantor has guaranteed the payment and the performance of Borrowers' obligations under the Credit Agreement.

C.           It is a condition precedent to each Lender’s obligation to extend credit under the Credit Agreement that Grantors shall have executed and delivered this Agreement to Agent for the ratable benefit of all Lenders.

D.           In consideration of the premises and to induce Agent and Lenders to enter into the Credit Agreement and to induce Lenders to extend credit thereunder, each Grantor hereby agrees with Agent, for the ratable benefit of Lenders, as follows:

Section 1 Definitions.

1.1           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Goods, Health-Care Insurance Receivables, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

1.2           When used herein the following terms shall have the following meanings:

Assigned Agreements means each of the Related Agreements, any stock purchase agreement, asset purchase agreement, merger agreement and any similar documents entered into by any Grantor either in connection with the Related Transactions or otherwise.

Agreement has the meaning set forth in the preamble hereto.

Borrowers' Obligations means all "Obligations" as such term is defined in the Credit Agreement.

Collateral means (a) all of the assets and personal property now owned or at any time hereafter acquired by any Grantor or in which any Grantor now has or at any time in the future may acquire any right, title or interest, including all of each Grantor’s Accounts, Chattel Paper (including Electronic Chattel Paper), Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Health-Care Insurance Receivables, Instruments, Intellectual Property, Inventory, Investment Property, Letter-of-Credit Rights, Supporting Obligations and Identified Claims, (b) all books and records pertaining to any of the foregoing, (c) all Proceeds and products of any of the foregoing and (d) all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, that the Collateral shall not include the Excluded Property. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

Copyrights means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, including those listed on Schedule 5, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals of any of the foregoing.

Copyright Licenses means all written agreements naming any Grantor as licensor or licensee, including those listed on Schedule 5, granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

Credit Agreement means the Credit Agreement of even date herewith among Borrowers, the financial institutions that are from time to time parties thereto, as Lenders thereunder, and Agent, as amended, supplemented, restated or otherwise modified from time to time.

Excluded Property means, with respect to a Grantor, (a) “intent-to-use” Trademarks until such time as such Grantor begins to use such Trademarks, and (b) any item of General Intangibles that is now or hereafter held by such Grantor but only to the extent that such item of General Intangibles (or any agreement evidencing such item of General Intangibles) contains a term or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than such Grantor) to, the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, however, that (x) Excluded Property shall not include, any Proceeds of any item of General Intangibles, and (y) any item of General Intangibles that at any time ceases to satisfy the criteria for Excluded Property (whether as a result of the applicable Grantor obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be Excluded Property and shall automatically constitute a portion of the Collateral subject to the grant of security contained herein.

Fixtures means all of the following, whether now owned or hereafter acquired by a Grantor: plant fixtures; business fixtures; other fixtures and storage facilities, wherever located; and all additions and accessories thereto and replacements therefor.

Foreign Subsidiary means any Subsidiary organized under the laws of a jurisdiction other than the United States, any State of the United States or the District of Columbia.

General Intangibles means all “general intangibles” as such term is defined in Section 9-106 of the UCC and, in any event, including with respect to any Grantor, all contracts (including all Assigned Agreements and Seller Undertakings), agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same from time to time may be amended, supplemented or otherwise modified, including, without limitation, (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to damages arising thereunder and (c) all rights of such Grantor to perform and to exercise all remedies thereunder; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

Grantor has the meaning set forth in the preamble to this Agreement.

Guarantor's Obligations means all of such Guarantor’s obligations under this Agreement.

Guarantor has the meaning set forth in the Recitals to this Agreement.

Identified Claims means the Commercial Tort Claims described on Schedule 7 as such schedule may be supplemented from time to time.

Intellectual Property means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

Intercompany Note means any promissory note evidencing loans made by any Grantor to any other Grantor.

Investment Property means the collective reference to (a) all “investment property” as such term is defined in Section 9-102 of the UCC (other than the equity interest of any Foreign Subsidiary excluded from the definition of Pledged Equity), (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, and (c) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity.

Issuers means the collective reference to each issuer of any Investment Property.

Patents means (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in Schedule 5, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in Schedule 5, and (c) all rights to obtain any reissues or extensions of the foregoing.

Patent Licenses means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing referred to in Schedule 5.

Permitted Liens means the Liens permitted under Section 7.2 of the Credit Agreement.

Pledged Equity means the equity interests of Borrowers listed on Schedule 1, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding voting equity interests of any Foreign Subsidiary constitute Pledged Equity.

Pledged Notes means all promissory notes listed on Schedule 1, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

Proceeds means all “proceeds” as such term is defined in Section 9-102 of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

Receivable means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Accounts).

Secured Obligations means, collectively, the Borrowers' Obligations and Guarantor's Obligations.

Securities Act means the Securities Act of 1933, as amended.

Seller Undertakings means, collectively, all representations, warranties, covenants and agreements in favor of any Grantor, and all indemnifications for the benefit of any Grantor relating thereto, pursuant to the Assigned Agreements.

Trademarks means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in Schedule 5, and (b) the right to obtain all renewals thereof.

Trademark Licenses means, collectively, each agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including any of the foregoing referred to in Schedule 5.

UCC means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

Section 2 Guarantee.

2.1           Guarantee. (a) Guarantor hereby, jointly and severally, unconditionally and irrevocably, as a primary obligor and not only a surety, guarantees to Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrowers Obligations.

(b)        Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)         Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of Agent or any Lender hereunder.

(d)         The guarantee contained in this Section 2 shall remain in full force and effect until all of the Secured Obligations shall have been Paid in Full.

(e)         No payment made by any Borrower, Guarantor, any other guarantor or any other Person or received or collected by Agent or any Lender from any Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by Guarantor in respect of the Secured Obligations or any payment received or collected from Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of Guarantor hereunder until the Secured Obligations are Paid in Full.

2.2           Intentionally omitted.

2.3           No Subrogation. Notwithstanding any payment made by Guarantor hereunder or any set-off or application of funds of Guarantor by Agent or any Lender, Guarantor shall not be entitled to be subrogated to any of the rights of Agent or any Lender against any Borrower or any collateral security or guarantee or right of offset held by Agent or any Lender for the payment of the Secured Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower in respect of payments made by Guarantor hereunder, until all of the Secured Obligations are Paid in Full; provided that any such right of contribution or reimbursement against Borrower (including any right under Section 2.2) shall be irrevocably and automatically waived in the event the Pledged Equity or other equity securities of any Borrower are sold or otherwise transferred or disposed of in connection with the exercise of rights and remedies by Agent and Lenders (including in connection with a consensual sale, transfer or other disposition in lieu of foreclosure). If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been Paid in Full, such amount shall be held by Guarantor in trust for Agent and the Lenders, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Agent in the exact form received by Guarantor (duly indorsed by Guarantor to Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in a manner that is consistent with the provisions of Section 10.22 of the Credit Agreement.

2.4           Amendments, etc. with respect to the Secured Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Secured Obligations made by Agent or any Lender may be rescinded by Agent or such Lender and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Agent or any Lender for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5           Guarantee Absolute and Unconditional. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2, and all dealings between any Borrower and Guarantor, on the one hand, and Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrowers or Guarantor with respect to the Secured Obligations. Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Borrowers or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrowers for the Secured Obligations, or of Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantor, Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrowers, Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrowers, Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrowers, Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Agent or any Lender against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6           Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7           Payments. Guarantor hereby guarantees that payments hereunder will be paid to Agent without set-off or counterclaim in Dollars at the office of Agent specified in the Credit Agreement.

Section 3 Grant of Security Interest.

Each Grantor hereby assigns and transfers to Agent, and hereby grants to Agent, for the ratable benefit of the Lenders and (to the extent provided herein) their Affiliates, a security interest in all of its Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

Section 4 Representations and Warranties.

To induce Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to Borrowers thereunder, each Grantor jointly and severally hereby represents and warrants to Agent and each Lender that:

4.1           Title; No Other Liens. Except for Permitted Liens, the Grantors own each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Agent.

4.2           Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on Schedule 2, have been delivered to Agent in completed and duly executed (if applicable) form) will constitute valid perfected security interests in all of the Collateral in favor of Agent, for the ratable benefit of the Lenders, as collateral security for each Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of each Grantor and any Persons purporting to purchase any Collateral from each Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens expressly permitted by the Credit Agreement. The filings and other actions specified on Schedule 2 constitute all of the filings and other actions necessary to perfect all security interests granted hereunder.

4.3           Grantor Information. On the date hereof, Schedule 3 sets forth (a) each Grantor’s jurisdiction of organization, (b) the location of each Grantor’s chief executive office, (c) each Grantor’s exact legal name as it appears on its organizational documents, (d) each Grantor’s federal employer identification number, and (e) each Grantor’s organizational identification number.

4.4           Collateral Locations. On the date hereof, Schedule 4 sets forth (a) each place of business of each Grantor (including its chief executive office), (b) all locations where all Collateral (including a description thereof) owned by each Grantor is kept, except with respect to Inventory and Equipment with a fair market value of less than $25,000 (in the aggregate for all Grantors) which may be located at other locations within the United States and (c) whether each such Collateral location and place of business (including each Grantor’s chief executive office) is owned or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as indicated on Schedule 4.

4.5           Certain Property. None of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) Health-Care Insurance Receivables or (c) vessels, aircraft or any other property subject to any certificate of title or other registration statute of the United States, any State or other jurisdiction, except for personal vehicles owned by the Grantors and used by employees of the Grantors in the ordinary course of business with an aggregate fair market value of less than $100,000 (in the aggregate for all Grantors).

4.6           Investment Property. (a) The shares of Pledged Equity pledged by each Grantor hereunder constitute all the issued and outstanding equity interests of each Issuer owned by such Grantor or, in the case of any Foreign Subsidiary, all issued and outstanding equity interests of such Foreign Subsidiary owned by such Grantor not in excess of 65% of all issued and outstanding voting equity interests.

(b)          All of the Pledged Equity has been duly and validly issued and is fully paid and nonassessable.

(c)          Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

(d)          Schedule 1 lists all Investment Property owned by each Grantor as of the Closing Date. Each Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and, in the case of Investment Property which does not constitute Pledged Equity or Pledged Notes, for Permitted Liens.

4.7           Receivables. (a) No material amount payable to any Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to Agent.

(b)          The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables (to the extent such representations are required by any of the Loan Documents) will at all such times be accurate.

4.8           Intellectual Property. (a) Schedule 5 lists all Intellectual Property owned by such Grantor in its own name on the date hereof.

(b)          All material Intellectual Property owned by Guarantor is valid, subsisting, unexpired and enforceable, has not been abandoned and, to such Grantor’s knowledge, does not infringe the intellectual property rights of any other Person.

(c)          Except as set forth in Schedule 5, as of the Closing Date, none of the Intellectual Property constituting Collateral is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d)          No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or any Grantor’s rights in, any Intellectual Property owned by any Grantor in any material respect.

(e)          No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or any Grantor’s ownership interest therein, or (ii) which, if adversely determined, would adversely affect the value of any material Intellectual Property.

(f)          Each Grantor owns and possesses or has a license or other right to use all Intellectual Property as is necessary for the conduct of businesses of such Grantor, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

4.9           Depositary and Other Accounts. All Deposit Accounts and all other depositary and other accounts maintained by each Grantor as of the Closing Date are described on Schedule 6 hereto, which description includes for each such account the name of the Grantor maintaining such account, the name, address, telephone and fax numbers of the financial institution at which such account is maintained, the account number, the type of account and the account officer, if any, of such account.

4.10         Excluded Property. Each Grantor represents, warrants and covenants that it does not own, and will not own, assets which satisfy the provisions of clause (b) of the definition of Excluded Property, which when aggregated, are material to the business of such Grantor.

4.11         Credit Agreement. Each Grantor makes each of the representations and warranties made by Borrowers in the Credit Agreement (which representations and warranties shall be deemed to have been renewed upon each borrowing or issuance of a Letter of Credit under the Credit Agreement). Such representations and warranties are incorporated herein by this reference as if fully set forth herein.

Section 5 Covenants.

Each Grantor covenants and agrees with Agent and the Lenders that, from and after the date of this Agreement until the Secured Obligations shall have been Paid in Full:

5.1           Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral in excess of $25,000 (in the aggregate for all Grantors) shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to Agent, duly indorsed in a manner satisfactory to Agent, to be held as Collateral pursuant to this Agreement and in the case of Electronic Chattel Paper, the applicable Grantor shall cause Agent to have control thereof within the meaning set forth in Section 9-105 of the UCC. In the event that an Event of Default shall have occurred and be continuing, upon the request of Agent, any Instrument, Certificated Security or Chattel Paper not theretofore delivered to Agent and at such time being held by any Grantor shall be immediately delivered to Agent, duly indorsed in a manner satisfactory to Agent, to be held as Collateral pursuant to this Agreement and in the case of Electronic Chattel Paper, the applicable Grantor shall cause Agent to have control thereof within the meaning set forth in Section 9-105 of the UCC.

5.2           Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)          Such Grantor will furnish to Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as Agent may reasonably request, all in reasonable detail.

(c)          At any time and from time to time, upon the written request of Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Electronic Chattel Paper and Letter of Credit Rights and any other relevant Collateral, taking any actions necessary to enable Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto, in each case pursuant to documents in form and substance satisfactory to Agent and (iii) during the continuance of an Event of Default, if requested by Agent, delivering, to the extent permitted by law, any original motor vehicle certificates of title received by such Grantor from the applicable secretary of state or other Governmental Authority reflecting Agent’s security interest has been recorded therein.

(d)          Each Grantor authorizes Agent to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral (including describing the Collateral as “all assets” of each Grantor, or words of similar effect), and which contain any other information required pursuant to the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, and each Grantor agrees to furnish any such information to Agent promptly upon request. Any such financing statement, continuation statement, or amendment may be signed (to the extent signature of a Grantor is required under applicable law) by Agent on behalf of any Grantor and may be filed at any time in any jurisdiction.

(e)          Each Grantor shall, at any time and from time and to time, take such steps as Agent may reasonably request for Agent (i) to obtain an acknowledgement, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Agent, (ii) to obtain “control” of any letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (iii) otherwise to insure the continued perfection and priority of Agent’s security interest in any of the Collateral and of the preservation of its rights therein.

(f)          Without limiting the generality of the foregoing, if any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify Agent thereof and, at the request of Agent, shall take such action as Agent may reasonably request to vest in Agent “control” under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Agent agrees with the Grantors that Agent will arrange, pursuant to procedures satisfactory to Agent and so long as such procedures will not result in Agent’s loss of control, for the Grantors to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by any Grantor with respect to such electronic chattel paper or transferable record.

5.3           Changes in Locations, Name, etc. Such Grantor shall not, except upon 30 days’ prior written notice to Agent and delivery to Agent of (a) all additional financing statements and other documents reasonably requested by Agent as to the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional location at which Inventory or Equipment shall be kept:

(i)             permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 4; provided, that up to $25,000 (in the aggregate for all Grantors) in fair market value of any such Inventory and Equipment may be kept at other locations;

(ii)           change the location of its chief executive office from that specified on Schedule 3 or in any subsequent notice delivered pursuant to this Section 5.3; or

(iii)          change its name, identity or corporate or limited liability company structure.

Such Grantor shall not change its jurisdiction of organization without the prior written consent of Required Lenders.

5.4           Notices. Such Grantor will advise Agent and the Lenders promptly, in reasonable detail, of:

(a)        any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of Agent to exercise any of its remedies hereunder; and

(b)        the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Liens created hereby.

5.5           Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate, option or rights in respect of the equity interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity, or otherwise in respect thereof, such Grantor shall accept the same as the agent of Agent and the Lenders, hold the same in trust for Agent and the Lenders and deliver the same forthwith to Agent in the exact form received, duly indorsed by such Grantor to Agent, if required, together with an undated instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if Agent so requests, signature guaranteed, to be held by Agent, subject to the terms hereof, as additional Collateral for the Secured Obligations. Upon the occurrence and during the continuance of an Event of Default, (i) any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to Agent to be held, at Agent’s option, either by it hereunder as additional Collateral for the Secured Obligations or applied to the Secured Obligations as provided in Section 6.5, and (ii) in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected Lien in favor of Agent, be delivered to Agent to be held, at Agent’s option, either by it hereunder as additional Collateral for the Secured Obligations or applied to the Secured Obligations as provided in Section 6.5. Upon the occurrence and during the continuance of an Event of Default, if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional Collateral for the Secured Obligations.

(b)        Without the prior written consent of Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction which is permitted or not prohibited by the Credit Agreement, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for Permitted Liens, or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c)         In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify Agent promptly in writing of the occurrence of any of the events described in Section 5.5(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to such Grantor with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 regarding the Investment Property issued by it.

5.6           Receivables. (a) Except as permitted by the Credit Agreement, Grantors will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b)         Grantors will deliver Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables of any Grantor.

5.7          Intellectual Property. (a) Each Grantor (either itself or through licensees) will (i) continue to use each Trademark material to its business on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any Trademark unless Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated or impaired in any way.

(b)         Each Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c)         Each Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Each Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d)         Each Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e)         Each Grantor will notify Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding, its ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)         Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to Agent concurrently with the next delivery of financial statements of Borrowers pursuant to Section 6.1.1 or 6.1.2 of the Credit Agreement, as applicable. Upon the request of Agent, each Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as Agent may request to evidence Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)         Each Grantor will take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all material Intellectual Property owned by it.

(h)         In the event that any material Intellectual Property is infringed upon or misappropriated or diluted by a third party, each Grantor shall (i) take such actions as it shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify Agent after it learns thereof and, to the extent, in its reasonable judgment, it determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

5.8         Seller Undertakings.

(a)            Each Grantor shall keep Agent informed of all circumstances bearing upon any potential claim under or with respect to the Assigned Agreements and the Seller Undertakings and such Grantor shall not, without the prior written consent of Agent, (i) waive any of its rights or remedies under any Assigned Agreement with respect to any of the Seller Undertakings in excess of $25,000, (ii) settle, compromise or offset any amount payable by the sellers to such Grantor under any Assigned Agreement in excess of $25,000 or (iii) amend or otherwise modify any Assigned Agreement in any manner which is adverse to the interests of Agent or any Lender.

(b)            Each Grantor shall perform and observe all the terms and conditions of each Assigned Agreement to be performed by it, maintain each Assigned Agreement in full force and effect, enforce each Assigned Agreement in accordance with its terms and take all such action to such end as may from time to time be reasonably requested by Agent.

(c)            Anything herein to the contrary notwithstanding, (i) each applicable Grantor shall remain liable under each Assigned Agreement to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any Assigned Agreement and (iii) neither Agent nor any other Lender shall have any obligation or liability under any Assigned Agreement by reason of this Agreement, nor shall Agent or any other Lender be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

5.9           Depositary and Other Deposit Accounts. Each Grantor hereby authorizes the financial institutions at which such Grantor maintains a deposit account to provide Agent with such information with respect to such deposit account as Agent may from time to time reasonably request, and each Grantor hereby consents to such information being provided to Agent. Each Grantor will cause each financial institution at which such Grantor maintains a deposit account, securities account or other similar account to enter into an account control agreement or other similar agreement with Agent and such Grantor, in form and substance reasonably satisfactory to Agent, in order to give Agent “control” (within the meaning set forth in Section 9-104 or 8-106 of the UCC, as applicable) of such account.

5.10         Other Matters. Each of the Grantors shall cause to be delivered to Agent a Collateral Access Agreement with respect to each Borrower’s chief executive office in a form reasonably satisfactory to Agent, and each of the Grantors shall, at the written request of Agent, cause to be delivered to Agent a Collateral Access Agreement with respect to other leased real property or other locations (including bailee and third party warehouse locations) where (a) books and records not duplicated at the chief executive office or (b) collateral having a fair market value in excess of $25,000 in the aggregate for such location are located. Such requirement may be waived at the option of Agent.

5.11         Guarantor. Guarantor shall comply in all respects with each affirmative covenant contained in the Credit Agreement with which Borrowers have agreed to cause Guarantor to comply. Guarantor shall not fail to observe or comply with any negative covenant contained in the Credit Agreement with which Borrowers have agreed not to permit Guarantor to fail to comply.

5.12         Commercial Tort Claims. If any Grantor shall at any time acquire any Commercial Tort Claim in excess of $25,000, such Grantor shall promptly (following knowledge of the existence thereof) notify Agent of such Commercial Tort Claim in writing, therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Grantor shall be deemed to thereby grant to Agent (and such Grantor hereby grants to Agent) a security interest in such Commercial Tort Claim and all proceeds thereof.

5.13         Credit Agreement. Each of the Grantors covenants that it will, and, if necessary, will cause or enable each Borrower to, fully comply with each of the covenants and other agreements set forth in the Credit Agreement (for this purpose, each reference in the Credit Agreement to a Borrower shall be deemed to be a reference to such Grantor).

Section 6 Remedial Provisions.

6.1           Certain Matters Relating to Receivables. (a) At any time and from time to time Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information Agent may require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to Agent to furnish to Agent reports showing reconciliations, agings and test verifications of, and trial balances for, the Receivables.

(b)         At any time and from time to time at Agent’s request, each Grantor shall deliver to Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

(c)         Each Grantor hereby irrevocably authorizes and empowers Agent, in Agent’s sole discretion, at any time to assert, either directly or on behalf of such Grantor, any claim such Grantor may from time to time have against the sellers under or with respect to the Assigned Agreements and to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the same to the Secured Obligations in accordance with Section 6.5. Each Grantor hereby irrevocably makes, constitutes and appoints Agent as its true and lawful attorney in fact for the purpose of enabling Agent to assert and collect such claims and to apply such monies in the manner set forth above, which appointment, being coupled with an interest, is irrevocable.

6.2           Communications with Obligors; Grantors Remain Liable. (a) Agent in its own name or in the name of others may at any time communicate with obligors under the Receivables to verify with them to Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)          Upon the request of Agent after an Event of Default occurs and is continuing, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to Agent.

(c)          Anything herein to the contrary notwithstanding, each Grantor shall remain liable in respect of each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by Agent or any Lender of any payment relating thereto, nor shall Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(d)          For the purpose of enabling Agent to exercise rights and remedies under this Agreement, each Grantor hereby grants to Agent, for the benefit of Agent and Lenders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

6.3           Investment Property. (a) Unless an Event of Default shall have occurred and be continuing and Agent shall have given notice to the relevant Grantor of Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other right exercised or action taken which could impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)         If an Event of Default shall occur and be continuing and Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) Agent shall have the right to receive any and all cash dividends and distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in accordance with Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of Agent or its nominee, and Agent or its nominee may thereafter exercise (x) all voting and other rights pertaining to such Investment Property at any meeting of holders of the equity interests of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any Issuer, or upon the exercise by any Grantor or Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Agent may determine), all without liability except to account for property actually received by it, but Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)          Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Investment Property directly to Agent.

6.4           Proceeds to be Turned Over To Agent. With respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds of Collateral received by any Grantor consisting of cash, checks and other cash equivalent items shall be held by such Grantor in trust for Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to Agent in the exact form received by such Grantor (duly indorsed by such Grantor to Agent, if required). All Proceeds received by Agent hereunder shall be applied to the Secured Obligations as provided in Section 6.5.

6.5           Application of Proceeds. Except as otherwise provided in the Credit Agreement, Agent may apply all or any part of Proceeds held in any collateral account established pursuant hereto or otherwise received by Agent to the payment of the Secured Obligations in accordance with Section 2.12.2 of the Credit Agreement.

6.6           Code and Other Remedies. If an Event of Default shall occur and be continuing, Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. Agent may disclaim any warranties that might arise in connection with any such lease, assignment, grant of option or other disposition of Collateral and have no obligation to provide any warranties at such time. Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Such sales may be adjourned and continued from time to time with or without notice. Agent shall have the right to conduct such sales on any Grantor’s premises or elsewhere and shall have the right to use any Grantor’s premises without charge for such time or times as Agent deems necessary or advisable. Each Grantor further agrees, at Agent’s request, to assemble the Collateral and make it available to Agent at places which Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment of the Secured Obligations in accordance with Section 6.5. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7           Registration Rights. (a) If Agent shall determine to exercise its right to sell any or all of the Pledged Equity pursuant to Section 6.6, and if in the opinion of Agent it is necessary or advisable to have the Pledged Equity, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of Agent, necessary or advisable to register the Pledged Equity, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)         Each Grantor recognizes that Agent may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)         Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 6.7 valid and binding and in compliance with applicable law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to Agent and the Lenders, that Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8           Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient for the Secured Obligations to be Paid in Full and the fees and disbursements of any attorneys employed by Agent or any Lender to collect such deficiency.

Section 7 Agent.

7.1           Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives Agent the power and right, on behalf of and at the expense of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as Agent may request to evidence Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)          discharge Liens levied or placed on or threatened against the Collateral, and effect any repairs or insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)          execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)           (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark, throughout the world for such term or terms, on such conditions, and in such manner, as Agent shall in its sole discretion determine; (8) subject to the requirements of Section 6.3 hereof, vote any right or interest with respect to any Investment Property; (9) order good standing certificates and conduct lien searches in respect of such jurisdictions or offices as Agent may deem appropriate; and (10) subject to the requirements of Section 6.3 hereof, generally sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and do, at Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which Agent deems necessary to protect, preserve or realize upon the Collateral and Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)         If any Grantor fails to perform or comply with any of its agreements contained herein, Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)         Each Grantor hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2           Duty of Agent. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account. Neither Agent or any Lender nor any of their respective officers, directors, employees or agents shall be liable for any failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on Agent and the Lenders hereunder are solely to protect Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon Agent or any Lender to exercise any such powers. Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder.

7.3           Execution of Financing Statements. Pursuant to Section 9-402 of the UCC and any other applicable law, each Grantor authorizes Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as Agent determines appropriate to perfect the security interests of Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.4           Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of Agent under this Agreement with respect to any action taken by Agent or the exercise or non-exercise by Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Agent and the Grantors, Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 8 Miscellaneous.

8.1           Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2           Notices. All notices, requests and demands to or upon Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement.

8.3           Indemnification by Grantors. Each Grantor hereby agrees, on a joint and several basis, to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the Related Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by any Grantor or any Subsidiary, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Grantor or any Subsidiary or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Grantor or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The agreements in this Section 8.3 shall survive repayment of the Secured Obligations (and termination of all Commitments thereunder), any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

8.4           Enforcement Expenses. (a) Each Grantor agrees, on a joint and several basis, to pay or reimburse on demand each Lender and Agent for all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred in collecting against Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents.

(b)         Each Grantor agrees to pay, and to save Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)         The agreements in this Section 8.4 shall survive repayment of the Secured Obligations (and termination of all commitments thereunder), any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

8.5           Captions. Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

8.6           Nature of Remedies. All Secured Obligations of each Grantor and rights of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.7           Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile, emailed .pdf file or other similar form of electronic transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

8.8           Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

8.9           Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by any Grantor of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or Lenders.

8.10         Successors; Assigns. This Agreement shall be binding upon Grantors, Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Grantors, Lenders and Agent and the successors and assigns of Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Grantor may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent.

8.11         Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

8.12         Forum Selection; Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.13         Waiver of Jury Trial. EACH GRANTOR, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8.14         Set-off. Each Grantor agrees that Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Grantor agrees that at any time any Event of Default exists, Agent and each Lender may apply to the payment of any Secured Obligations, whether or not then due, any and all balances, credits, deposits, accounts or moneys of such Grantor then or thereafter with Agent or such Lender.

8.15         Acknowledgements. Each Grantor hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)          neither Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.16         Additional Grantors. Each Subsidiary of a Borrower that is required to become a party to this Agreement pursuant to the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder agreement in the form of Annex I hereto.

8.17         Releases. (a) At such time as the Secured Obligations have been Paid in Full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, Agent shall deliver to the Grantors any Collateral held by Agent hereunder, and execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

(b)          If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.

8.18         Obligations and Liens Absolute and Unconditional. Each Grantor understands and agrees that the obligations of each Grantor under this Agreement shall be construed as a continuing, absolute and unconditional without regard to (a) the validity or enforceability of any Loan Document, any of the Secured Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Grantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Grantor for the Secured Obligations, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Grantor or any other Person or against any collateral security or guaranty for the Secured Obligations or any right of offset with respect thereto, and any failure by Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Grantor or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any other Grantor or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Agent or any Lender against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

8.19         Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor or any Issuer for liquidation or reorganization, should Grantor or any Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s or any Issuer’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

OPTOS CAPITAL PARTNERS, LLC

By:	Focus Venture Partners, Inc., its
sole Member and Manager

By:	/s/ Christopher Ferguson
Christopher Ferguson
President

CMK RESOURCE GROUP, LLC
MDT LABOR, LLC, and
FOCUS FIBER SOLUTIONS, LLC

By:	Optos Capital Partners, LLC, sole
Member and Manager of each of the
foregoing limited liability companies

By:	Focus Venture Partners, Inc., its
sole Member and Manager

By:	/s/ Christopher Ferguson
Christopher Ferguson
President

JUS-COM, INC.

By:	/s/ Christopher Ferguson
Christopher Ferguson
President

Guarantee and Collateral Agreement

TOWNSEND CAREERS, LLC

By:	CMK Resource Group, LLC, its
sole Member and Manager

By:	Optos Capital Partners, LLC, its sole
Member and Manager

By:	Focus Venture Partners, Inc., its
sole Member and Manager

By:	/s/ Christopher Ferguson
Christopher Ferguson
President

FOCUS VENTURE PARTNERS, INC.

By:	/s/ Christopher Ferguson
Christopher Ferguson
President

Guarantee and Collateral Agreement

ATALAYA ADMINISTRATIVE LLC, as Agent

By:	/s/Michael E. Bogdan
Name:	Michael E. Bogdan
Title:	Authorized Signatory

Guarantee and Collateral Agreement

SCHEDULE 1

INVESTMENT PROPERTY

Guarantee and Collateral Agreement

A.           PLEDGED EQUITY

Grantor (owner of Record of such Pledged Equity)	Issuer	Pledged Equity Description	Percentage of Issuer	Certificate (Indicate No.)
Focus Venture Partners, Inc.	Optos Capital Partners, LLC	Member Interest	100%
Optos Capital Partners, LLC	Focus Fiber Solutions, LLC	Member Interest	100%
Optos Capital Partners, LLC	CMK Resource Group, LLC	Member Interest	100%
Optos Capital Partners, LLC	MDT Labor, LLC	Member Interest	100%
Optos Capital Partners, LLC	Jus-Com, Inc.	Common Stock	100%
CMK Resource Group, LLC	Townsend Careers, LLC	Member Interest	100%

B.           PLEDGED NOTES

Grantor (owner of Record of such Pledged Notes)	Issuer	Pledged Notes Description
None

C.           OTHER INVESTMENT PROPERTY

Grantor	Investment Property Description
None

SCHEDULE 2

FILINGS AND PERFECTION

GRANTOR	FILING REQUIREMENT OR OTHER ACTION	FILING OFFICE
Optos Capital Partners, LLC	UCC-1	Secretary of State Delaware
Focus Fiber Solutions, LLC	UCC-1	Secretary of State Delaware
CMK Resource Group, LLC	UCC-1	Secretary of State Delaware
Townsend Careers, LLC	UCC-1	Secretary of State Maryland
Jus-Com, Inc	UCC-1	Secretary of State Indiana
MDT Labor, LLC	UCC-1	Secretary of State Delaware

SCHEDULE 3

GRANTOR INFORMATION

GRANTOR (exact legal name)	STATE OF ORGANIZATION	ORGANIZATIONAL IDENTIFICATION NUMBER	FEDERAL EMPLOYER IDENTIFICATION NUMBER	CHIEF EXECUTIVE OFFICE
Optos Capital Partners, LLC	Delaware	SRV 080430228-453292	26-2419792	969 Postal Road, Suite 100, Allentown, PA 18109
CMK Resource Groups, LLC	Delaware	SRV081151409-4628233	27-0372771	969 Postal Road, Suite 100, Allentown, PA 18109
Focus Fiber Solutions, LLC	Delaware	SRV 101016717-4887829	27-3750765	969 Postal Road, Suite 100, Allentown, PA 18109
MDT Labor, LLC	Delaware	SRV 101108484-4901466	90-0638264	969 Postal Road, Suite 100, Allentown, PA 18109
Jus-Com, Inc	Indiana	000690497-001	37-1759531	969 Postal Road, Suite 100, Allentown, PA 18109
Townsend Careers, LLC	Maryland	W1194628	26-0328415	969 Postal Road, Suite 100, Allentown, PA 18109

SCHEDULE 4

A.           COLLATERAL LOCATIONS

GRANTOR	COLLATERAL	COLLATERAL LOCATION AND PLACE OF BUSINESS (INCLUDING CHIEF EXECUTIVE OFFICE)	OWNER/LESSOR (IF LEASED)
Focus Venture Partners, Inc.	Equipment/Books and Records	969 Postal Road, Suite 100, Allentown, PA 18109	Lessor
Optos Capital Partners, LLC.	Equipment/Books and Records	969 Postal Road, Suite 100, Allentown, PA 18109	Lessor
Focus Fiber Solutions, LLC	Equipment/Books and Records	969 Postal Road, Suite 100, Allentown, PA 18109	Lessor
CMK Resource Group, LLC	Equipment/Books and Records	969 Postal Road, Suite 100, Allentown, PA 18109	Lessor
Townsend Careers, LLC	Equipment/Books and Records	969 Postal Road, Suite 100, Allentown, PA 18109	Lessor
JusCom, Inc	Equipment/Books and Records	969 Postal Road, Suite 100, Allentown, PA 18109	Lessor
MDT Labor, LLC	Books and Records	MDT Labor 2325 Paxton Church Rd. Harrisburg, PA 17110	Lessor

	Equipment/Office Furniture/Books and Records	MDT Labor, LLC 9300Shelbyville Place Louisville, Kentucky 402222	Lessor

B.	COLLATERAL IN POSSESSION OF LESSOR,
BAILEE, CONSIGNEE OR WAREHOUSEMAN

GRANTOR	COLLATERAL	LESSOR/BAILEE/CONSIGNEE/WAREHOUSEMAN
Focus Fiber Solutions, LLC	None	21st Century Bank: 9380 Central Avenue NE Blaine, MN 55434
Focus Fiber Solutions, LLC	None	Denholtz Associates: 14 Cliffwood Avenue Suite 200, Matawan, NJ 07747
Focus Fiber Solutions, LLC	None	Diamond H. Commerical:3658 N. Racho Drive, Las Vegas, NV 89130
Focus Fiber Solutions, LLC	None	Industrial Park Center, LLC/ Ross Brown Partners: 8925 E. Pima Center Parkway, Suite 200 Scottsdale, AZ 85258
Focus Fiber Solutions, LLC	None	Mohsen Toosi: 5010 Highway 138, Suite A Union City, GA 30291
Focus Fiber Solutions, LLC	None	Porter Realty Company: P.O. Box 6482 Richmond VA 23230
Focus Fiber Solutions, LLC	None	Professional Suites at the Galleria: 9130 Galleria Court, Suite 324 Naples, FL 34109
Focus Fiber Solutions, LLC	None	Quigley Properties, LLC: 6433 Spring Gulch Street Frederick, CO 80516
Focus Fiber Solutions, LLC	None	The Realty Associates Fund VII, LP: 1301 Dove Street, Suite 860 New Port Beach, CA 92660
Jus-Com, Inc	None	Justice Properties, LLC: 9250 Corporation Dr.Indianapolis, IN 46256
Townsend Careers	None	Urban Southwest-DFW, LLC: 3232 McKinney, Suite 1205, Dallas, TX 75204
Townsend Careers	None	Regus Management Group LLC, PO Box 84256, Dallas TX 75284-2456
Focus Fiber Solutions, LLC	None	6115 Denton, LLC co/ Lang Real Estate, 7600 John W. Carpenter Freeway, #39, Dallas, TX 75247
Focus Fiber Solutions, LLC	None	Deer Valley Investments, LLC of 4920 W. Electra Lane, Glendale, AZ 85310
Focus Fiber Solutions, LLC	None	Whitestar Properties, C/O Unistar Management LLC, PO Box 100, Frenchtown, NJ 08825-0100
MDT Labor, LLC	None	11260 Chester Road, Suite 350 Cincinnati, OH 45246

SCHEDULE 5

INTELLECTUAL PROPERTY

Patents and Patent Licenses

Grantor	Patent Registration Number	Patent Registration Date	Patent Application Number	Patent Application Date
None

Trademarks and Trademark Licenses

Grantor	Trademark Title	Trademark Registration Number	Trademark Registration Date	Trademark Application Number	Trademark Application Date
None

Copyrights

Grantor	Copyright Title	Copyright Registration Number	Copyright Registration Date	Copyright Application Number	Copyright Application Date
None

SCHEDULE 6

DEPOSITARY AND OTHER DEPOSIT ACCOUNTS

SCHEDULE 7

COMMERCIAL TORT CLAIMS

None

ANNEX I

FORM OF JOINDER TO GUARANTEE AND COLLATERAL AGREEMENT

This JOINDER AGREEMENT (this “Agreement”) dated as of [______] is executed by the undersigned for the benefit of RFG Fund I, LLC, as Agent (the “Agent”) in connection with that certain Guarantee and Collateral Agreement dated as of November ____, 2012, among the Grantors party thereto and Agent (as amended, supplemented or modified from time to time, the “Guarantee and Collateral Agreement”). Capitalized terms not otherwise defined herein are being used herein as defined in the Guarantee and Collateral Agreement.

Each Person signatory hereto is required to execute this Agreement pursuant to Section 8.16 of the Guarantee and Collateral Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each signatory hereby agrees as follows:

1.          Each such Person assumes all the obligations of a Grantor under the Guarantee and Collateral Agreement and agrees that such Person is a Grantor and bound as a Grantor under the terms of the Guarantee and Collateral Agreement, as if it had been an original signatory to the Guarantee and Collateral Agreement. In furtherance of the foregoing, such Person hereby (i) assigns, pledges and grants to Agent a security interest in all of its right, title and interest in and to the Collateral owned thereby to secure the Secured Obligations and (ii) guarantees the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

2.          Schedules 1, 2, 3, 4, 5, 6 and 7 of the Guarantee and Collateral Agreement are hereby amended to add the information relating to each such Person set out on Schedules 1, 2, 3, 4, 5, 6 and 7, respectively, hereof. Each such Person hereby makes to Agent the representations and warranties set forth in the Guarantee and Collateral Agreement applicable to such Person and the applicable Collateral and confirms that such representations and warranties are true and correct after giving effect to such amendment to such Schedules.

3.          In furtherance of its obligations under Section 5.2 of the Guarantee and Collateral Agreement, each such Person agrees to execute and deliver to Agent appropriately complete UCC financing statements naming such person or entity as debtor and Agent as secured party, and describing its Collateral and such other documentation as Agent (or its successors or assigns) may require to evidence, protect and perfect the Liens created by the Guarantee and Collateral Agreement, as modified hereby.

4.          Each such Person’s address and fax number for notices under the Guarantee and Collateral Agreement shall be the address and fax number set forth below its signature to this Agreement.

5.          This Agreement shall be deemed to be part of, and a modification to, the Guarantee and Collateral Agreement and shall be governed by all the terms and provisions of the Guarantee and Collateral Agreement, with respect to the modifications intended to be made to such agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of each such person or entity enforceable against such person or entity. Each such person or entity hereby waives notice of Agent’s acceptance of this Agreement. Each such person or entity will deliver an executed original of this Agreement to Agent.

[add signature block for each new Grantor]